Exhibit 3.2

IMPAC MORTGAGE HOLDINGS, INC.

Articles of Amendment

Impac Mortgage Holdings, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Articles Supplementary of the Corporation establishing and fixing the rights and preferences of the Corporation’s 9.125% Series C Cumulative Redeemable Preferred Stock accepted for record by the State Department of Assessments and Taxation of Maryland on November 18, 2004 (the “Articles Supplementary”) and forming a part of the charter of the Corporation (the “Charter”) shall be amended as follows:

1.             The Articles Supplementary shall be amended and restated and replaced as follows:

Series C Preferred Stock

(1)           DESIGNATION AND NUMBER.  A series of preferred stock, designated, the “9.125% Series C Cumulative Redeemable Preferred Stock” (the “Series C Preferred Stock”), is hereby established.  The number of shares of the Series C Preferred Stock shall be 5,500,000.

(2)           RANK.  The Series C Preferred Stock shall, with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock, to the Series A Junior Participating Preferred Stock (as defined in the Charter) and to all equity securities of the Corporation the terms of which specifically provide that such equity securities rank junior to such Series C Preferred Stock; (b) on a parity with the 9.375% Series B Cumulative Redeemable Preferred Stock (as defined in the Charter) and with all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on parity with the Series C Preferred Stock; and (c) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Stock.  The term “equity securities” shall not include convertible debt securities.

(3)             DIVIDENDS.

(a)           Holders of the then outstanding shares of Series C Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the rate of 9.125% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.28125 per share).  Such dividends shall not be cumulative and shall, if declared, be payable quarterly on March 31, June 30, September 30, and December 31 of each year or, if not a business day, the prior preceding business day (each, a “Dividend Payment Date”).  Any dividend payable on the Series C Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the first day of the calendar month on which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a Dividend Record Date).

(b)           No dividends on shares of Series C Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c)           The Corporation shall not be obligated to pay any unpaid dividend accrued on or prior to the effective date of these Articles of Amendment.

(d)           Intentionally Omitted.

(e)           When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series C Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series C Preferred Stock, all dividends declared upon the Series C Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series C Preferred Stock in that respective quarter shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio in that respective quarter.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series C Preferred Stock which is declared but unpaid.

(f)            Any dividend payment made on shares of the Series C Preferred Stock shall first be credited against the earliest declared but unpaid dividend due with respect to such shares which remains payable.  Holders of the Series C Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock in excess of dividends on the Series C Preferred Stock which have been declared as described above.

(4)           LIQUIDATION DISTRIBUTION.

(a)           Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series C Preferred Stock then outstanding are entitled to be paid out of the assets of the Corporation, legally available for distribution to its stockholders, the sum of a liquidation preference of $25.00 per share before any distribution of assets is made to holders of Common Stock or any series of preferred stock of the Corporation that ranks junior to the Series C Preferred Stock.

(b)           In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking on a parity with the Series C Preferred Stock in the distribution of assets, then the holders of the Series C Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c)           After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(d)           Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series C Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(e)           The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(5)           REDEMPTION.

(a)           Right of Optional Redemption.  The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.  If applicable, in order to ensure that the Corporation continues to qualify as a real estate investment trust (“REIT”) for federal income tax purposes, the Series C Preferred Stock will be subject to the provisions of Article VII of the Charter.  Pursuant to Article VII, and without limitation of any provisions of such Article VII, Series C Preferred Stock, together with other equity stock of the Corporation, owned by a stockholder in excess of the Aggregate Stock Ownership Limit (as defined in the Charter) will automatically be transferred to a Trust (as defined in the Charter) for the benefit of a Charitable Beneficiary (as defined in the Charter).  The Corporation, at its option and upon not less than 30 nor more than 60 days’ written notice, may redeem shares of the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share.  If less than all of the outstanding Series C Preferred Stock is to be redeemed, the Series C Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

(b)           Intentionally Omitted.

(c)           Rights to Dividends on Shares Called for Redemption.  The Corporation will make no payment or allowance for declared and unpaid dividends on Series C Preferred Stock which is redeemed.

(d)           Procedures for Redemption.

(i)              Notice of redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation.  No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given.

(ii)             In addition to any information required by law or by the applicable rules of any exchange upon which Series C Preferred Stock may be listed or admitted to trading, such notice shall state:  (A) the redemption date; (B) the redemption price; (C) the number of shares of Series C Preferred Stock to be redeemed; and (D) the place or places where the Series C Preferred Stock is to be surrendered for payment of the redemption price.  If less than all of the Series C Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed.

(iii)          If notice of redemption of any shares of Series C Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series C Preferred Stock so called for redemption, then, from and after the redemption date, such shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such Shares will terminate, except the right to receive the redemption price.  Holders of Series C Preferred Stock to be redeemed shall surrender such Series C Preferred Stock at the place designated in such notice.  Upon surrender in accordance with said notice of the certificates for shares of Series C Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series C Preferred Stock shall be redeemed by the Corporation at the redemption price.  In case less than all the shares of Series C Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series C Preferred Stock without cost to the holder thereof.

(iv)          The deposit of funds with a bank or trust corporation for the purpose of redeeming Series C Preferred Stock shall be irrevocable except that:

(A)            the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B)            any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series C Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(e)           Application of Article VII.  The shares of Series C Preferred Stock are subject to the provisions of Article VII of the Charter, including, without limitation, the provision for the redemption of shares transferred to the Trust (as defined in such Article).  For this purpose, the market price of the Series C Preferred Stock shall equal $25.00 per share.

(f)            Status of Redeemed Shares.  Any shares of Series C Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued preferred stock, without designation as to series until such shares are once more classified and designated as part of a particular series by the Board of Directors.

(6)           VOTING RIGHTS.

(a)           Holders of the Series C Preferred Stock will not have any voting rights, except as set forth below.

(b)           So long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class with all series of Parity Preferred that the Corporation may issue upon which like voting rights have been conferred and are exercisable), (i) amend, alter or repeal any of the provisions of the Charter, so as to materially and adversely affect any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series C Preferred Stock or the holders thereof; provided, however, that any increase or decrease in the number of the authorized preferred stock (subject to the limit that the number of authorized shares of preferred stock shall not be decreased below the number issued and outstanding at such time), including the number of Series C Preferred Stock (subject to the limit that the number of authorized shares of Series C Preferred Stock shall not be decreased below the number issued and outstanding at such time), or the creation or issuance of any additional Series C Preferred Stock or other series of preferred stock that the Corporation may issue, or any increase in the amount of authorized shares of such series, in each case ranking senior to or on a parity with or junior to the Series C Preferred Stock that the Corporation may issue with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up, shall be deemed not to materially and adversely affect such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption; or (ii) enter into, approve, or otherwise facilitate a binding share exchange or reclassification involving the Series C Preferred Stock that materially and adversely affects any of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series C Preferred Stock or a consolidation, merger or similar transaction involving the Corporation unless in the case of a binding share exchange, reclassification, consolidation, merger or other similar transactions the shares of Series C Preferred Stock remain outstanding with preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption materially unchanged or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, the shares are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, in each case with preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series C Preferred Stock that are not individually or in the aggregate materially less favorable to the holders of the Series C Preferred Stock than the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series C Preferred Stock as described herein.

(c)           The foregoing provision 6(b) will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(7)            CONVERSION.  The Series C Preferred Stock is not convertible into or exchangeable for any property or securities of the Corporation.

SECOND:  The 5,500,000 shares of Series C Preferred Stock have been reclassified and designated by the Board of Directors under the authority contained in the Charter.

THIRD:  The foregoing amendments to the Charter were advised by the Board of Directors and approved by the stockholders of the Corporation as required by law and the Charter.

FOURTH:  The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Secretary and President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 29th day of June, 2009.

ATTEST:			IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ Ronald M. Morrison		By:	/s/ William S. Ashmore
	Name:	Ronald M. Morrison		Name:	William S. Ashmore
	Title:	Secretary		Title:	President